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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20459


                                   FORM 8-K


                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)

                              FEBRUARY  18, 1997



                           GOTHIC ENERGY CORPORATION
                           -------------------------
            (Exact name of registrant as specified in its charter)


         OKLAHOMA                   0-19753                      22-2663839
         --------                   -------                      ----------
(State or other jurisdiction      (Commission                 (IRS Employer
 of incorporation)                File Number)               Identification No.)


         5727 SOUTH LEWIS AVENUE,  SUITE 700,  TULSA, OKLAHOMA  74105
         ------------------------------------------------------------
                   (Address of principal executive offices)

     Registrant's telephone number, including area code:  (918)  749-5666
                                                          ---------------


        ---------------------------------------------------------------
         (Former name or former address, if changed since last report)
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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS:

     On February 18, 1997, the Company acquired from Norse Exploration, Inc., and Norse Pipeline, Inc. (collectively, "Norse"), various working interests in 11 oil and gas producing properties and, through the acquisition of the outstanding capital stock of Norse Pipeline, Inc., its 40.09% general partnership interest in the Sycamore Gas System (the "Sycamore System"), an Oklahoma gathering system, processing plant and storage facility. The oil and gas wells and the gathering system are located in the Springer Field in Carter County, Oklahoma. The total purchase price was $10,750,000, plus two-year warrants to purchase 200,000 shares of the Company's Common Stock at a per share exercise price of $2.50. The estimated fair value of such warrants at the date of acquisition was approximately $254,000. The Company paid a deposit of $1,075,000 toward the purchase price in December 1996.

     The Company also on February 18, 1997, acquired from H. Huffman & Company ("Huffman"), an Oklahoma limited partnership, various working interests in 13 oil and gas producing properties and an additional 10.97% interest in the Sycamore System. The oil and gas wells are located in the same producing area as the properties acquired from Norse. The total purchase price for the assets acquired was $3,950,000, of which the Company paid a deposit of $287,500 toward the purchase price in December 1996.

     The Company also acquired, on February 18, 1997, from Horizon Gas Partners, L.P. and HSRTW, Inc. (collectively, "Horizon"), various working and royalty interests in approximately 100 oil and gas producing properties. The producing properties are located in Major and Blaine counties of Oklahoma. The purchase price was $10,000,000.

     The effective date of all three acquisitions was January 1, 1997.

     Financing for the acquisition was provided primarily by bank borrowing. On February 17, 1997, the Company and Bank One, Texas, N.A., entered into a Restated Loan Agreement (the "Credit Facility") which currently enables the Company to borrow, from time to time and, subject to meeting certain borrowing base requirements and other conditions, a maximum aggregate of $75,000,000 as of February 17, 1997. The current maximum aggregate available to be borrowed under the Credit Facility is $44,000,000 and is comprised of a $32,000,000 borrowing availability (the "borrowing base") based on the Company's oil and gas reserve reports, a $10,000,000 special advance facility (the "Special Advance Facility") and a $2,000,000 special drilling facility. On February 18, 1997, the Company drew down both the borrowing base and the Special Advance Facility for a total of $41,668,000. These funds were used to repay all existing indebtedness then outstanding owing to the bank in the amount of $21,264,000, to finance the cash consideration paid for the three February 18, 1997 acquisitions discussed above which aggregated $19,404,000, and to pay a $1,000,000 loan fee to Bank One. An aggregate of $1,291,295 of the previously paid deposits against the purchase price for the Norse and
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Huffman acquisitions had been borrowed from the bank in December 1996 against the Company's borrowing availability at the time.

     The remaining funds necessary to complete the acquisitions were provided by loans to the Company from two investors. On February 18, 1997, such persons loaned to the Company the aggregate sum of $4,500,000 represented by the Company's promissory notes. Of the aggregate amount, $2,500,000 bears interest at 5% per annum and matures on April 18, 1997, with the remaining $2,000,000 bearing interest at 12% per annum and maturing on October 31, 1997. In the event the principal and accrued interest is not paid when due, such amount is automatically converted into a number of shares of the Company's Common Stock determined by dividing such amount by a sum equal to 75% of the closing bid price for the Company's Common Stock on the five (5) days prior to the maturity date, with respect to the $2,500,000 obligation, and on the maturity date with respect to the $2,000,000 obligation. As additional consideration for making the loan, the investors also purchased at a price of $.01 per share a total of 250,000 shares of the Company's common stock. The fair value of the Company's common stock was $2.63 per share on the date such shares were issued.

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ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial Statements of business acquired.

          It is impracticable for the Registrant to provide the required financial statements for the business acquired at the time this Current Report on Form 8-K is filed. Such financial statements will be filed as soon as practicable but not later than 60 days after the date this Current Report on Form 8-K is required to be filed.

     (b)  Pro forma financial information.

          It is impracticable for the Registrant to provide the required pro forma financial information for the business acquired at the time this Current Report on Form 8-K is filed. Such proforma financial information will be filed as soon as practicable but not later than 60 days after the date this Current Report on Form 8-K is required to be filed.

     (c)  Exhibits:

          (i) Sale and Purchase Agreement dated December 11, 1996 between Norse Exploration, Inc., Norse Pipeline, Inc., and the Company.

          (ii) Common Stock Purchase Warrant issued to Norse Exploration, Inc., and Norse Pipeline, Inc.

          (iii) Agreement dated December 13, 1996 between the Company and H. Huffman & Company.

          (iv) Agreement dated January 13, 1997 between Horizon Gas Partners, L.P., HSRTW, Inc., and the Company.

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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        GOTHIC ENERGY CORPORATION




Dated:  February  28, 1997              By:  /S/ MICHAEL K. PAULK
                                           -------------------------------------
                                           Michael K. Paulk, President

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